EXHIBIT 4.21

                           RIGHTS AGREEMENT AMENDMENT

      THIS RIGHTS AGREEMENT AMENDMENT, dated as of February 26, 1996 (this "Amendment"), between Drypers Corporation, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent"), amends the Rights Agreement dated as of January 20, 1995 (the "Agreement"), between the Company and the Rights Agent.

      WHEREAS, the Company and the Rights Agent have heretofore entered into the Agreement;

      WHEREAS, on January 20, 1995, the Board of Directors of the Company authorized and declared a dividend distribution of one Right (as defined in the Agreement) for each share of Common Stock (as defined in the Agreement) of the Company outstanding on February 3, 1995;

      WHEREAS, pursuant to Section 27 of the Agreement, prior to the Distribution Date (as defined in the Agreement), the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of the holders of certificates representing shares of Common Stock;

      WHEREAS, the Distribution Date has not yet occurred as of the date hereof; and

      WHEREAS, the Board of Directors of the Company, at a meeting held February 26, 1996, has determined that certain terms of the Agreement should be amended and that it is in the best interests of the Company to amend such terms;

      NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

      SECTION 1. Section 1 of the Agreement is hereby amended to add a new
Section 1(e) to read as follows:

            "(e) `Capital Shares' when used with reference to the Company (specifically or in context) shall mean the Common Shares of the Company and the Preferred Shares."

      SECTION 2. Section 1 of the Agreement is hereby amended to add a new
Section 1(n) to read as follows:

            "(f) `Preferred Shares' when used with reference to the Company (specifically or in context) shall mean the shares of Senior Convertible Cumulative 7.5% Preferred Stock, par value $0.01 per share, of the Company."
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      SECTION 3. Section 1(j) of the Agreement is renumbered Section 1(k) and hereby amended in its entirety to read as follows:

            "(k) `Grandfathered Stockholder' shall mean at any time (i) Equus II Incorporated and Equus Capital Partners, L.P. (collectively, together with their respective Affiliates and Associates, "Equus") which together are at the time of this Agreement, as amended, the Beneficial Owners of 3,829,226 Common Shares and (ii) Heartland Advisors ("Heartland") which is at the time of this Agreement, as amended, the Beneficial Owner of 3,000,000 Common Shares; provided, however, that if either Equus II Incorporated or Equus Capital Partners, L.P. with respect to Equus or Heartland makes an acquisition of Capital Shares that would cause it to be the Beneficial Owner of 25% or more of the Common Shares outstanding then it shall not be a Grandfathered Stockholder."

      SECTION 4. Section 3(c) of the Agreement is hereby amended to change the legend contained therein to read in its entirety as follows:

            "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Drypers Corporation and ChaseMellon Shareholder Services, L.L.C., dated as of January 20, 1995, as amended by the Rights Agreement Amendment dated as of February 26, 1996 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of Drypers Corporation. Under certain circumstances, as set forth in the Rights Agreement, the Rights described therein will be evidenced by separate certificates and will no longer be evidenced by this certificate. Drypers Corporation will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void. The Rights shall not be exercisable by a holder in any jurisdiction where the requisite qualification to the issuance to such holder of the Rights, or the exercise by such holder of the Rights in such jurisdiction, shall not have been obtained or obtainable."

      SECTION 5. Except as expressly provided in Sections 1 through 3 hereof, all of the terms, conditions and obligations contained in the Agreement shall apply to this Rights Agreement Amendment.

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      IN WITNESS WHEREOF, the parties have executed this Rights Amendment
Agreement as of the date first written above.

                              DRYPERS CORPORATION


                              By: /s/ WALTER V. KLEMP
                              Name:   Walter V. Klemp
                              Title:  Chairman and co-CEO

                              CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                              By: /s/ DAVID M. CARY
                              Name:   David M. Cary
                              Title:  Relationship Manager

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